Exhibit 99.1

Second Quarter Report

Quarter ended June 30, 2010

Tupelo Alley in Portland, Oregon—Joint venture owned community (left). Fitzhugh Urban Flats in Dallas, Texas—Joint venture owned community (right).

Second Quarter Overview

•        Financial results for the second quarter continued to show sequential and year-over-year improvement due to full-period contributions from properties acquired in 2009 and first quarter 2010, partial-period contributions from recent acquisitions, completions and acquisitions of earlier development project investments, and improving contributions from communities in lease-up.

•        Consolidated rental revenue grew to approximately $6.6 million in the second quarter compared to $5.1 million in the first quarter of 2010 and $3.6 million in the fourth quarter of 2009. In the second quarter of 2009, the REIT had no wholly owned property and thus, had no rental revenue directly reflected in its financial statements.

•        Revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangements with PGGM) increased to $17.7 million in the second quarter from $13.3 million in the first quarter 2010 and $4.9 million in the second quarter of 2009.

•        Modified Funds from Operations (MFFO) was $2.8 million in the second quarter of 2010 compared to $2.0 million in the first quarter 2010 and $0.9 million in the second quarter last year.

•        During the second quarter, the REIT acquired five apartment communities with a combined purchase price of approximately $255.8 million. 7166 at Belmar (308 units) located in Lakewood, Colorado; Briar Forest Lofts (352 units) located in Houston, Texas; Fitzhugh Urban Flats (452 units) located in Dallas, Texas; and Tupelo Alley (188 units) located in Portland, Oregon, were acquired through joint ventures with PGGM. Burnham Pointe (298 units) in Chicago, Illinois, is wholly owned by the REIT.

•        Subsequent to the end of the second quarter, the REIT closed on two additional wholly owned acquisitions with a combined purchase price of approximately $120.5 million—Uptown Post Oak (392 units) located in Houston, Texas, and Acappella (163 units) located in San Bruno, California.

•        In June, the distribution rate was reduced from 7% to 6%, effective September 1. Although there continues to be strong fundamentals in our targeted multifamily investments, yields have dropped primarily due to increased demand from multifamily investors.

•        New financing was obtained after the end of the second quarter on three previously unencumbered properties in unconsolidated joint ventures with PGGM, obtaining an aggregate of approximately $69.8 million in debt capital at a weighted average interest rate of 4.42%, with terms averaging approximately six years.

Investment Highlights

(in millions)	Jun. 30, 2010	Dec. 31, 2009
Investments in real estate and joint ventures, net	$686.5	$438.8
Total assets	$808.2	$525.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED
15601 Dallas Parkway, Suite 600	STANDARD
Addison, TX 75001	U.S. POSTAGE PAID
HOUSTON, TX
Date Published 08/10 • IN • 405867	PERMIT NO. 2187
© 2010 Behringer Harvard

Second Quarter Report

Behringer Harvard Multifamily REIT I, Inc.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in millions)	3 mos. ended Jun. 30, 2010	3 mos. ended Jun. 30, 2009	6 mos. ended Jun. 30, 2010	6 mos. ended Jun. 30, 2009
Net income (loss)	$(8.8)	$0.4	$(17.8)	$0.5
Real estate depreciation and amortization	8.5	0.4	16.5	0.7
FFO(1)	(0.3)	0.8	(1.3)	1.2

Acquisition expenses	3.1	0.1	6.1	0.1
MFFO(2)	$2.8	$0.9	$4.8	$1.3

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 52 of our second quarter Form 10-Q on file with the SEC.